Exhibit 10.1
July 20, 2007
PRIVATE AND CONFIDENTIAL
CanArgo Limited
P.O. Box 291
St Peter Port
Guernsey, GY1 3RR, British Isles
Attention: Vincent McDonnell, President and Chief Operating Officer
Secondary Offering of Common Shares of Tethys Petroleum Limited
The purpose of this letter is to confirm the engagement (“Engagement”) of Jennings Capital Inc. (“JCI” or the “Placing Agent” or the “Participating Organization”) by CanArgo Limited (“CanArgo” or the “Company” or the “Selling Shareholder”), a wholly owned subsidiary of CanArgo Energy Corporation, to act as the sole placing agent, or sole participating organization as the case may be, for the sale of up to 8,000,000 common shares of Tethys Petroleum Limited (the “Placement”) (“Tethys Common Shares” in the singular and the “Tethys Common Shares Block” in the aggregate) currently owned by CanArgo. The agreement resulting from acceptance of the provisions of this letter is hereinafter called the “Agreement”.
1.	JCI shall, after seven days from the Company filing Form 45-102F1, solicit potential buyers on an agency basis, pursuant to any regulatory requirements, to acquire up to 8,000,000 Tethys Common Shares at a price not less than C$2.95 per Tethys Common Share.

2.	JCI agrees to act as the sole placing agent, or sole participating organization as the case may be, to the Company in the sale of the Tethys Common Shares, subject to the terms and conditions below:
a.	CanArgo, on or before July 23, 2007, files a 45-102F1 to the appropriate regulatory authorities (the “Filing Date”);

b.	CanArgo agrees to comply with all regulatory requirements including the filing of any insider trading reports as required;

c.	The Tethys Common Shares are not legended stock as per United States security laws (provided that the Tethys Common Shares are not sold in transactions subject to United States securities laws) and that the sale of any Tethys Common Shares does not contravene any securities laws including United States security laws;

d.	CanArgo shall pay to JCI a cash commission of C$0.14 per each Tethys Common Share sold under this Placement as compensation for acting as Placing Agent, or Participating Organization as the case may be;

e.	CanArgo shall reimburse JCI for all reasonable expenses relating to the Placement, including travel costs, out-of-pocket expenses, legal fees and disbursements of its counsel, such costs in the aggregate not to exceed $15,000 (not including G.S.T) without the written approval of CanArgo, such approval not to be unreasonably withheld. The obligation to make the foregoing payments shall survive the termination of this Agreement;

f.	The Company covenants and agrees to indemnify the Agent as provided for in Schedule “A” attached hereto; and

g.	JCI confirms that (i) it has not made and agrees that it will not make any unusual effort to prepare the market in respect of the Placement or to create a demand for the Tethys Common Shares (within the meaning of National Instrument 45-102 and related rules of the Alberta Securities Commission), (ii) the compensation payable to JCI under the terms of this Agreement is not an extraordinary commission or consideration (within the meaning of National instrument 45-102 and related rules of the Alberta Securities Commission), (iii) it has not and will not compensate any other person in respect of the Placement other than customary brokerage fees payable to registered dealers, and (iv) it will comply with all applicable laws and rules of the Toronto Stock Exchange in connection with the Placement.
3.	This Agreement shall expire on the earlier of the Placement of the Tethys Common Share Block or 60 days from the Filing Date.

4.	The Company agrees to provide to JCI drafts of any press releases relating to the Placement and to consult with JCI in this respect.

5.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable herein.

6.	This Agreement shall enure to the benefit of and be binding upon both JCI and the Company; including the respective successors and permitted assignees of each of the parties.

7.	In addition to sales in the Qualifying Jurisdictions, the Tethys Common Shares may be sold in the U.S. and certain European jurisdictions including, but not limited to, the United Kingdom, France and Switzerland, in compliance with the securities laws of such jurisdictions.

8.	This Agreement may be executed and delivered by facsimile transmission, each of which so executed and delivered shall be deemed to be an original and all of which collectively shall constitute one and the same instrument and executed facsimile copies shall be deemed for all purposes hereunder to be valid executed copies hereof.

9.	Any notice or other communication hereunder shall be in writing and may be given by telecopier or personal delivery to an officer of each of the entities to whom such notice is given and shall, in the case of notice to the Company, be addressed and sent to the Company at the address indicated above and in the case of JCI, be addressed and sent to:
Jennings Capital Inc.
2600, 520 — 5th Avenue SW

Calgary, Alberta, Canada T2P 3R7
Attention: David G. McGorman
Fax #: (403)292-0979
Or such other address as the parties may be apprised of and shall be deemed to have been delivered upon receipt by a responsible officer of the addressee in the event of personal delivery or in the event of telecopied delivery on the following business day in the respective city.
If the foregoing and Schedule “A” (the Indemnity) are acceptable to you, we would ask you to please sign and return one copy of this letter to the attention of the undersigned. This offer is made subject to the terms and conditions outlined in this letter. Upon acceptance, this letter will then constitute your authorization to us to proceed. We are very much looking forward to being of service to you in this placement.
Yours truly
JENNINGS CAPITAL INC.

/s/ David G. McGorman David G. McGorman
Senior Managing Director, Investment Banking
The foregoing is in accordance with our understanding and is accepted and agreed to by us.

DATED this 22 day of July, 2007
CANARGO LIMITED

/s/ V. McDonnell Name: V. McDONNELL
Title: Director

SCHEDULE “A” — INDEMNITY
In connection with the engagement of JCI to perform services in accordance with the agreement of which this Schedule “A” forms an integral part (the “Agreement”), CanArgo Limited (herein called “the Company”) hereby agrees to indemnify and hold harmless JCI, its affiliates, the respective shareholders, directors, officers, partners, agents and employees of JCI and its affiliates (individually, an “Indemnified Person”), to the full extent lawful, from and against all losses, (other than loss of profit) claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel on a solicitor / client basis) which (A) are related to or arise out of actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in the context of the Agreement, or (B) are otherwise related to or arise out of JCI’s activities on behalf of the Company under the Agreement and the Company will reimburse any Indemnified Person for all expenses (including reasonable fees and disbursements of counsel on a solicitor / client basis) as they are incurred by JCI or such other Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the bad faith, negligence, misconduct or failure to comply with applicable laws or regulations or breach of the Agreement by JCI, any Indemnified Person or the person seeking indemnification hereunder.
The Company also agrees that no Indemnified Person shall have any liability to the Company (whether direct or indirect, in contract, in tort or otherwise) for or in connection with the Agreement except for such liability for losses (other than loss of profit), claims, damages, liabilities or expenses incurred by the Company which is finally judicially determined to have resulted primarily from such Indemnified Person’s bad faith, negligence, misconduct or failure to comply with applicable laws or regulations.
If any action, claim or other proceeding is brought, instituted or threatened in respect of any Indemnified Person which may result in a claim for indemnification hereunder, such Indemnified Person shall promptly, after receiving notice thereof, notify the Company, in writing. Failure to so notify the Company shall not relieve the Company from liability except only to the extent that the failure materially prejudices the Company. The Company will assume the defence of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel satisfactory to such Indemnified Person, acting reasonably, and the payment of the fees and disbursements of such counsel. In any such litigation or proceeding the defence of which the Company shall have assumed, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Person unless the named parties to any such litigation or proceeding including one or more of the Company and the Indemnified Person and the representation of both parties by the same counsel in the written opinion of the Indemnified Person’s counsel would be inappropriate due to actual or potential differing interests between them and provided, however, that the Company shall only be obligated to pay for one set of counsel for all Indemnified Parties (in addition to counsel retained by the Company). The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, such consent not to be unreasonably withheld. If the Company assumes the defence of any litigation or proceeding, the Company will not, without the prior written consent of the Indemnified Person, such consent not to be unreasonably withheld, settle or compromise or consent to the entry of any judgement in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

If for any reason (other than determinations based on bad faith, negligence, misconduct or failure to comply with applicable laws or regulations as contemplated above), the foregoing indemnification is unavailable to any Indemnified Person or is insufficient to hold any Indemnified Person harmless, the Company shall contribute to the amount paid or payable by any Indemnified Person as a result of such losses (other than loss of profits), claims, damages, liabilities or expenses in such proportion as is appropriate to reflect not only the relative benefits received by JCI on the one hand and the Company on the other hand but also the relative degrees of fault of the Company, JCI and any other Indemnified Person, as well as, any relevant equitable considerations, provided that the Company shall in any event contribute to the amount paid or payable by any Indemnified Person as a result of any such loss, claim, damage, liability or expense any excess of such amount over the amount of fees received by JCI pursuant to this Agreement.
The foregoing shall be in addition to any rights that any Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution. The Company hereby agrees to submit to the non-exclusive jurisdiction of the Courts of Alberta in respect of any claim made by an Indemnified Person pursuant hereto.